EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF, PURSUANT TO THE TERMS OF THIS NOTE.

COSMOS HEALTH INC.

Secured Convertible Promissory Note

Original Issuance Date: June 9, 2025	Principal: $1,304,347.83
Maturity Date: June 9, 2026	Loan Amount: $1,200,000.00

FOR VALUE RECEIVED, COSMOS HEALTH, INC., a Nevada corporation (the “Maker” or the “Company”), hereby promises to pay to the order of M2B Funding Corp., a Florida corporation, or its registered assigns (the “Holder”) the principal sum of $1,304,347.831 (the “Principal”) pursuant to the terms of this Secured Convertible Promissory Note (this “Note” and, collectively with the other notes issued pursuant to the Purchase Agreement (as defined below), the “Notes”). In exchange for delivery of this Note on the Original Issuance Date referred to above, the Holder shall lend the Maker $1,200,000.00 in United States dollars, net of an original issuance discount of $104,347.83.

ARTICLE 1

1.1 Purchase Agreement. This Note has been executed and delivered pursuant to, and is issued pursuant to, the Securities Purchase Agreement, dated as of [June [*], 2025] (as the same may be amended from time to time, the “Purchase Agreement”), by and between the Maker and the Holder, and is subject to, and incorporates, the provisions of the Purchase Agreement.

1.2 Interest; Monthly Payments.

(a) Interest shall accrue on the Outstanding Balance (as defined below), commencing on the Original Issuance Date, at 18% per annum (the “Interest”) and shall be computed on the basis of a 360-day year, consisting of twelve 30-calendar day periods; provided, however, that the Interest for the first six months on the Principal shall accrue immediately and be guaranteed. Interest hereunder shall be paid either in cash or in shares of Common Stock, as determined by the Holder in its sole discretion and calculated on the then-current Conversion Price (as defined below), commencing on [July [*], 2025], on the first Trading Day of each month thereafter, and on the Maturity Date (as defined below) or on such earlier date as the Outstanding Balance under this Note becomes due and payable or is converted in accordance with the terms hereof. “Outstanding Balance” means the Principal, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid Interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

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1 The $104,347.83 original issue discount is 8%.

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(b) The Outstanding Balance shall be paid on June 9, 2026 (the “Maturity Date”) or, if earlier, upon acceleration, conversion, or prepayment of this Note in accordance with the terms herein.

(c) From and after the occurrence and during the continuance of any Event of Default, the Interest shall automatically be increased to the lower of (i) 24% per annum or (ii) the highest amount permitted by applicable law (such interest upon an Event of Default shall be referred to as “Interest” or “Default Interest”), shall compound monthly based upon a 360-day year, and shall be due and payable on the first Trading Day of each month during the continuance of such Event of Default (a “Default Interest Payment Date”). If such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), the Default Interest shall cease to be accrue hereunder as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

(d) There shall be a $500 per day penalty at all times that the note is in default (the “Default Penalty”).

1.3 Prepayment.

(a) At any time after the Original Issuance Date and provided that no Event of Default has occurred, the Maker shall have the right to prepay any portion of the Outstanding Balance at any time (“Optional Redemption”), by paying to the Holder a sum of money equal to one hundred percent (100%) of the Outstanding Balance amount to be redeemed and any and all other sums due, accrued, or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”). The Maker’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be five (5) Trading Days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Outstanding Balance for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. If the Maker fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

(b) Notwithstanding Section 1.3(a), if, following the Original Issuance Date while this Note is outstanding, the Maker consummates a Qualified Financing, the Maker shall prepay the Redemption Amount as of the date of the closing of the Qualified Financing out of the proceeds of the Qualified Financing. The Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights pursuant to Section 3.1(d), shall be paid in good funds to the Holder concurrently with the closing of the Qualified Financing or promptly (and in no less than two (2) Trading Days) thereafter. Notwithstanding the above, in lieu of such prepayment or exercise of such conversion rights, and subject to the approval of the investors in the Qualified Financing, the Holder has the right, but not the obligation, to convert any or all of the Redemption Amount into such Qualified Financing at the closing thereof at a reasonable discount thereto.

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(c) Except as otherwise provided elsewhere in this Note, the Maker may not prepay any portion of this Note.

1.4 Secured Obligation. The obligations of the Maker under this Note are secured by those certain assets of the Maker designated as Collateral under the executed copy of the Security Agreement (the “Security Agreement”), between the Maker and the Secured Parties (as defined therein). Execution of the Security Agreement will occur at the time of the execution of this Note. This secured interest will be senior to any Indebtedness or other obligation incurred by the Maker after the date of this Note.

1.5 Payment on Non-Trading Days. Whenever any payment to be made on this Note shall be due on a day which is not a Trading Day, such payment may be due on the next succeeding Trading Day.

1.6 Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft, or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note. The Holder shall not be required to post a bond or other security.

ARTICLE 2

2.1 Events of Default. An “Event of Default” under this Note shall mean the occurrence of the following (unless the Event of Default is waived in writing by the Holder):

(a) any default in the payment of the Principal, Interest, or other sums due under this Note issued to the Holder when due (whether on the Maturity Date or by acceleration or otherwise);

(b) except as otherwise permitted in this Note, the Maker shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Transaction Document, including, for the avoidance of doubt, (i) the issuance of any Indebtedness or the imposition of a Lien upon any of the assets of the Maker or any Subsidiary, except for Permitted Indebtedness or Permitted Liens, respectively, (ii) any failure to timely file, obtain, and maintain the effectiveness of the Resale Registration Statement(s) within the timeframes prescribed pursuant to the Registration Rights Agreement, or (iii) any other material breach of its covenants and obligations under the Purchase Agreement and other Transaction Documents entered into by and between the Maker and the Holder dated the Original Issuance Date;

(c) the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on $50,000 or more of any Indebtedness or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

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(d) the Maker’s notice to the Holder, including by way of public announcement at any time of its inability to comply (including for any of the reasons described in Section 3.6(a) hereof) or its intention not to comply with proper requests for conversion of this Note into Common Stock;

(e) at any time after the Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Common Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of the Maker to instruct its Transfer Agent (as hereinafter defined) to remove any legends from the Common Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Maker that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the Original Issuance Date the Standard Settlement Period is two (2) Trading Days;

(f) the Maker shall fail to timely deliver the Common Stock as and when required in Section 3.2;

(g) at any time the Maker shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note;

(h) any representation or warranty made by the Maker or any of its Subsidiaries in the Purchase Agreement, this Note, or any other Transaction Document shall prove to have been false or misleading or breached in a material respect on the date as of which made;

(i) the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

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(j) a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii), or (iii) shall continue undismissed, or unstayed and in effect, for a period of 60 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days;

(k) one or more final judgments or orders for the payment of money aggregating in excess of $50,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and/or any of its Subsidiaries, that is not dismissed or stayed within 30 days;

(l) the Company fails to comply in any material respect with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in the filing of any report required to be filed under the Exchange Act which shall not be considered delinquent if an extension permitted by Rule 12b-25 under the Exchange Act has been timely filed) or ceases to be subject to the reporting requirements of the Exchange Act. For avoidance of doubt, a failure to timely file an Exchange Act report or extension shall be deemed to be a failure to comply in a material respect;

(m) the Company files a Current Report on Form 8-K or other Report with the SEC disclosing that it intends to restate any financial statements it previously filed with the SEC or it restates any financial statements it previously filed with the SEC, if following first public announcement or disclosure that a restatement will occur the VWAP on the next Trading Day is 20% less than the VWAP on the prior Trading Day. For the purposes of this Section 2.1(m) the next Trading Day if an announcement is made before 4:00 pm New York, N.Y. time is either the day of the announcement or the following Trading Day;

(n) the Maker’s Common Stock ceases to be listed on the Trading Market (unless the Maker’s Common Stock is immediately thereafter listed on either The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market, or The New York Stock Exchange, Inc.;

(o) after the six-month anniversary of the Original Issuance Date and assuming that the Holder is not deemed to be an affiliate of the Maker on the date of determination, any Common Stock including the shares of Underlying Stock may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Common Stock has been registered for resale under the Securities Act and may be sold without restriction;

(p) the Maker consummates a “going private” transaction and as a result its Common Stock is no longer registered under Sections 12(b) of the Exchange Act;

(q) there shall be any SEC stop order with respect to any Resale Registration Statement, a trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the Transfer Agent for the Common Stock restricting the trading of such Common Stock which continues for two (2) Trading Days;

(r) the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill” which continues for two (2) Trading Days;

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(s) if the Company replaces its Transfer Agent, the Company fails to instruct the new Transfer Agent to provide prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve the Required Minimum) signed by the successor Transfer Agent and the Company;

(t) the Company or a Subsidiary enters into a Variable Rate Transaction in violation of the terms of the Purchase Agreement;

(u) the Company’s Common Stock is not DWAC Eligible;

(v) the Company fails to be in compliance with the Securities Act and the Exchange Act in any material respect; or

(w) any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

2.2 Remedies Upon an Event of Default.

(a) Upon the occurrence of any Event of Default that has not been remedied or waived within ten (10) Trading Days, provided, however, that there shall be no cure period for an Event of Default described in Section 2.1(i) or 2.1(j), the Maker shall be obligated to pay to the Holder the Mandatory Default Amount, which Mandatory Default Amount shall be immediately due and payable to the Holder. If this Note shall be converted whenever an Event of Default has occurred and is continuing without cure, the Holder shall have the option to convert the Mandatory Default Amount at the Alternative Conversion Price. For this purpose, the Holder shall have the option to have the Alternative Conversion Price determined as of the date the Conversion Notice was given to the Maker, and such option shall continue such that the Holder may continue to use the Alternative Conversion Price during the Pricing Period.

(b) Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within two (2) Trading Days of the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c) Subject to Section 2.2(a), upon the occurrence of any Event of Default, the Holder may at any time at its option declare, by written notice to the Maker, the Mandatory Default Amount due and payable, and thereupon, the same shall be accelerated and so due and payable within two (2) Trading Days of receipt of such notice. Upon the failure of the Maker to cure an Event of Default within the time permitted by this Note, or if the Event of Default is not capable of being cured, the remedies provided in this Note including the use of the Alternative Conversion Price shall continue and not be affected by any cure.

(d) The provisions of Section 3.2(b) and (c) shall also apply upon any Events of Default relating to the shares of Conversion Stock in addition to the remedies under this Section 2.2.

(e) Any Event of Default hereunder may be waived upon the mutual agreement of the Company and the Holder.

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ARTICLE 3

3.1 Conversion.

(a) Conversion. Subject to the provision of Section 3.1(b), from and after six (6) months after the Original Issuance Date, this Note shall be convertible (in whole or in part) at the option of the Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the Outstanding Balance that the Holder elects to convert (the “Conversion Amount”) by (y) the Conversion Price then in effect on the date on which the Holder delivers to the Maker a notice of conversion in substantially the form attached hereto as Exhibit A (the “Conversion Notice”) in accordance with Section 5.1. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of such conversion (each, a “Conversion Date”). In addition to the beneficial ownership limitations provided in this Note, the sum of the number of shares of Common Stock that may be issued under this Note shall be limited to the Exchange Cap until the expiration of the twenty (20) calendar days’ waiting period after the Definitive Information Statement is sent to all holders of Common Stock as of the record date in accordance with Rule 14c- 2(b) of the Exchange Act.

(b) Resale Registration Statement. If the Company has not made any material progress2 with respect to the filing, prosecution, and effectiveness of its Registration Statement on Form S-1 (to be underwritten by A.G.P./Alliance Global Partners) within sixty (60) days from the date hereof then the Company shall promptly file with the SEC a registration statement (the “Resale Registration Statement”), which shall include only all of the shares of Commitment Stock (First Tranche), the shares of Commitment Stock (Second Tranche), the shares of Conversion Stock, and the shares of Underlying Stock (as such terms are defined in the Purchase Agreement) and no other securities. The Company shall use its best efforts to have the Resale Registration Statement declared effective within sixty (60) days of such filing. Upon the vesting of the requirement to file the Resale Registration Statement, the six-month conversion limitation shall automatically be removed.

(c) Conversion Price. The “Conversion Price” means $0.40 per share, subject to adjustment as provided herein. For avoidance of doubt, all references in this Note to the Conversion Price shall be construed to include adjustments as provided in this Note. The Borrower shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. Holder shall be entitled to add to the Principal Amount of the Note $750.00 for each conversion to cover Holder’s deposit fees associated with each Notice of Conversion.

(d) Conversion on Qualified Financing. The Company shall notify the Holders at least ten (10) Trading Days prior to the closing of a Qualified Financing as to the expected timing and principal terms thereof. Prior to a Qualified Financing, the Maker may deliver to the Holder a Conversion Notice to convert fifty percent (50%) the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being converted by a conversion price equal to the Conversion Price then in effect and repayment of the remaining amount of the this Note. Holder shall respond to Maker by end of business [two (2)] Trading Days after receipt of the notice whether Maker agrees to such conversion and repayment. If Maker does not receive a response from Holder within this period, Maker will proceed with the conversion on these terms.

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2 The definition of progress also includes the lack of acceptable cash investments in excess of $2 million from investors in such registration statement.

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3.2 Delivery of Shares of Conversion Stock.

(a) As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Note, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Maker shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion or payment (the “Conversion Stock”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Note, provided the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) DTC Fast Automated Securities Transfer Program (“FAST”) or a similar program, upon request of the Holder, the Company shall cause the Transfer Agent to electronically transmit such shares of Conversion Stock issuable upon conversion of this Note to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal At Custodian system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

(b) Obligation Absolute. The Company’s obligations to issue and deliver the shares of Conversion Stock upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such shares of Conversion Stock; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. If the Holder of this Note shall elect to convert any or all of the then- Outstanding Balance of this Note, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of any agreement to which the Holder or the Company is a party, or for any other reason, unless (i) an injunction issued by a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and (ii) the Company posts a surety bond for the benefit of the Holder in the amount of 125% of the Outstanding Balance, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder (as liquidated damages) to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the shares of Conversion Stock or, if applicable, cash, upon delivery of a Conversion Notice.

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(c) The Company’s Failure to Timely Convert. If the Company shall fail for any reason or for no reason, on or prior to the applicable Share Delivery Date, if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Conversion Stock to which the Holder is entitled and register such shares of Conversion Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Conversion Stock to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, the Holder may by notice to the Company (in lieu of receiving such shares of Conversion Stock subject to such Conversion Failure), require the Company to redeem, in cash, the Conversion Amount in such Conversion Failure at a redemption price equal to the Mandatory Default Amount with respect to such Conversion Amount in such Conversion Failure. In addition to the foregoing, if on or prior to the Share Delivery Date, if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Date the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two Trading Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof.

(d) Pro Rata Conversion; Disputes. If the Company receives a Conversion Notice from the Holder and any holders of Options or other Convertible Securities for the same Conversion Date and the Company can effect the conversion and exercise of some, but not all, of such portions of the Note, Options or other Convertible Securities submitted for conversion and exercise, the Company, subject to this Section 3.2(d), shall (i) first effect the conversion of the entire Conversion Amount submitted for conversion on such date by the Holder, and (ii) shall thereafter effect the exercise and conversion from each holder of Options or other Convertible Securities electing to have Options or other Convertible Securities exercised or converted on such date (other than the Note) a pro rata amount of such holder’s portion of its Options or other Convertible Securities submitted for exercise or conversion based on the aggregate number of shares of Common Stock issuable upon exercise or conversion of all Options or other Convertible Securities submitted for exercise or conversion on such date (not including the Note).

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(e) Beneficial Ownership Limitation. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.2(e)(i). For purposes of this Section 3.2(e)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3.2(e)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. If the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Holder in accordance with the Purchase Agreement, if the Holder suffers any damages or claims as a result of Excess Shares being issued. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Note pursuant to this Section 3.2(e) shall have any effect on the applicability of the provisions of this Section 3.2(e) with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.2(e) to the extent necessary to correct any provision which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.2(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 3.2(e) may not be waived and shall apply to a successor holder of this Note.

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(f) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(g) No Impairment. The Maker shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

(h) Issuance Taxes. The Maker shall pay any and all issuance and other taxes, excluding federal, state, or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(i) Reservation of Common Stock. The Maker shall, at all times while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock the Required Minimum of Common Stock (disregarding for this purpose any and all limitations of any kind on such conversion). The Maker shall, from time to time, and no less frequently than every three months, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.2(i).

(j) Regulatory Compliance. If any Common Stock to be reserved for the purpose of conversion of this Note requires registration or listing with or approval of any Governmental Authority, national securities exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

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3.3 Certain Adjustments. The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a) Merger, Sale of Assets, etc. If the Maker at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other entity, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion right immediately prior to such consolidation, merger, sale, or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section 3.3(a) shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale, or conveyance.

(b) Reclassification, etc. If the Maker at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(c) Stock Splits, Combinations, and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d) Volume Condition Reset. If the average aggregate daily dollar trading volume (as reported by Bloomberg, L.P.) of the Common Stock on the Trading Market is less than $100,000 on any of the ten (10) Trading Days preceding the six (6)-month anniversary of this Note, then the Conversion Price shall be reduced to the lower of (A) the Conversion Price then in effect or (B) the lowest VWAP during such ten (10) Trading Day period. Such potential reset shall be on a one-time only basis, if at all.

(e) Trading Price Reset. If the Historical NOCP of the Common Stock is less than $.55 per share on any of the ten (10) Trading Days preceding the six (6)-month anniversary of this Note, then the Conversion Price shall be reduced to the lower of (A) the Conversion Price then in effect or (B) the lowest VWAP during such ten (10) Trading Day period. Such potential reset shall be on a one-time only basis, if at all.

(f) Event of Default Reset. If an Event of Default occurs, then the Conversion Price shall be reduced to the lower of (A) the Conversion Price then in effect or (B) the lowest VWAP during the ten (10) Trading Day period immediately preceding the date of the Event of Default. Such potential reset shall be in respect of each occurrence of an Event of Default.

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3.4 Reserved.

3.5 Rights Upon Fundamental Transaction.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Person (which may be the Company) formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into (the “Successor Entity”) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 3.5(a) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for the Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having Principal and Interest equal to the Principal then outstanding and any accrued and unpaid Interest thereon (if any) of the Note held by the Holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the Holder and (ii) the Successor Entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on any eligible market, including The Nasdaq Capital Market, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” or the “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock issuable upon the conversion or redemption of the Note prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its parent entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company, to waive this Section 3.5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 3.5(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 3.5(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

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(c) Prepayment Following a Change of Control. No later than 15 days following the entry by the Company into an agreement for a Change of Control but in no event prior to the public announcement of such Change of Control, the Maker shall deliver written notice describing the entry into such agreement (“Notice of Change of Control”) to the Holder. Within 30 days after receipt of a Notice of Change of Control, the Holder may require the Maker to prepay, effective immediately prior to the consummation of such Change of Control, an amount equal to the then- Outstanding Balance (the “COC Repayment Price”) by delivering written notice thereof (“Notice of Prepayment at Option of Holder Upon Change of Control”) to the Maker.

(d) Payment of COC Repayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Change of Control from the Holder, the Maker shall deliver the COC Repayment Price to the Holder immediately prior to the consummation of the Change of Control; provided, that the Holder’s original Note shall have been so delivered to the Maker.

3.6 Inability to Fully Convert.

(a) Holder’s Option if Maker Cannot Fully Convert. If, upon the Maker’s receipt of a Conversion Notice or as otherwise required under this Note, including with respect to repayment of the then Outstanding Balance in Common Stock as permitted under this Note, the Maker cannot issue Common Stock for any reason, including, without limitation, because the Maker (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is precluded from issuing shares of Conversion Stock due to the Maximum Percentage, or (z) is otherwise prohibited by applicable law or by the rules or regulations of any national securities exchange, interdealer quotation system, or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the shares of Common Stock which are to be issued to the Holder pursuant to this Note, then the Maker shall issue as many shares of Common Stock as it is able to issue and, with respect to the unconverted portion of this Note or with respect to any Common Stock not timely issued in accordance with this Note, the Holder, solely at Holder’s option, can elect to:

(i) require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock or for which Common Stock were not timely issued (the “Mandatory Prepayment”) at a price equal to the number of shares of Common Stock that the Maker is unable to issue multiplied by the higher of (A) the Conversion Price, and (B) the VWAP as of the date of the Conversion Notice (the “Mandatory Prepayment Price”);

(ii) void its Conversion Notice and retain or have returned, as the case may be, the portion of this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Maker’s obligations to make any payments which have accrued prior to the date of such notice); or

(iii) defer issuance of the applicable shares of Conversion Stock until such time as the Maker can legally issue such shares; provided that the then-Outstanding Balance underlying such shares of Conversion Stock shall remain outstanding until the delivery of such shares of Conversion Stock; and provided, further, that if the Holder elects to defer the issuance of the shares of Conversion Stock, it may exercise its rights under either clause (i) or (ii) above at any time prior to the issuance of the shares of Conversion Stock upon two Trading Days’ notice to the Maker.

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(b) Mechanics of Fulfilling Holder’s Election. The Maker shall immediately send to the Holder, upon receipt of a Conversion Notice from the Holder, which cannot be fully satisfied as described in Section 3.6(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy the Holder’s Conversion Notice; and (ii) the amount of this Note which cannot be converted. The Holder shall notify the Maker of its election pursuant to Section 3.6(a) above by delivering written notice to the Maker (“Notice in Response to Inability to Convert”).

(c) Payment of Mandatory Prepayment Price. If the Holder shall elect to have its Note prepaid pursuant to Section 3.6(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within five (5) Trading Days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert; provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all shares of Conversion Stock issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid and (ii) receive back such Note.

(d) Purchase Rights. If at any time the Company grants, issues or sells any options, other convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Alternative Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).

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(e) No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder of the Company in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE 4

4.1 Covenants. For so long as there is any Outstanding Balance of this Note, unless the Holder has otherwise given prior written consent, the Company shall be bound by the following covenants:

(a) Sale of Equity Securities, etc.; Right of First Refusal. The Company shall not, and the Company shall cause each of its Subsidiaries, directly or indirectly, not to sell any equity securities or securities exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries without the prior written consent of the Holder, such consent not to be unreasonably withheld, delayed, denied, or conditioned (an “Additional Offering”). In connection with the Company’s request for the Holder’s written consent for an Additional Offering, the Company shall offer to the Holder a right of first refusal to participate in up to 100% of the Additional Offering (at the Holder’s sole determination), which offer shall be tendered ten (10) days prior to the Company executing and delivering any term sheet or related agreement to the potential third-party participant in such Additional Offering.

(b) Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries, directly or indirectly, not to incur or guarantee or assume any Indebtedness (other than (i) the Notes, and (ii) Permitted Indebtedness).

(c) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest, deed of trust, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. Except as otherwise provided for in this Note or the other Transaction Documents, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note whether by way of payment in respect of principal of (or premium, if any) or Interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e) Restriction on Prepayment and Cash Dividends. At any time that an Event of Default exists and is continuing under this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase, or declare or pay any cash dividend or other distribution on any of its capital stock excluding any intercompany transfers.

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(f) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances, and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and products in the ordinary course of business, and (iii) sales of unwanted or obsolete assets.

(g) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights, and privileges, and become or remain, and cause each of its material Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its material Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its material Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i) Maintenance of Intellectual Property. The Company will, and will cause each of its material Subsidiaries to, take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, and other intellectual property rights and all applications and registrations therefor of the Company and/or any of its Subsidiaries, in each case that are necessary or material to the conduct of its business in full force and effect.

(j) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally by companies in similar businesses similarly situated. Within 30 days of the Original Issuance Date, the Company shall have in effect a directors and officers liability insurance policy in an amount at least equal to $2,000,000 and maintain such insurance policy at all times while any Note remains outstanding.

(k) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business or consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(l) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to, pay dividends and other distributions.

(m) Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

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(n) Operation of Business. The Company shall operate its business in the ordinary course consistent with past practices.

(o) Compliance with Transaction Documents. The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(p) Payment of Taxes, Etc. The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(q) Variable Rate Transactions. The Company shall not enter into any Variable Rate Transactions, except as otherwise permitted under the Purchase Agreement.

4.2 Option of the Holder. In connection with the number of Trading Days referred to in Sections 3.1(b), 5.11(c), and 5.11(ww) of this Note, the Holder shall have the option to add the number of Trading Days for which a temporary “chill” has been in effect as specified in the Purchase Agreement. This Section 4.2 and any election by the Holder shall not be deemed to modify the Events of Default.

ARTICLE 5

5.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 prior to 5:00 p.m. (New York, N.Y. time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York, N.Y. time) on any date and earlier than 11:59 p.m. (New York, N.Y. time) on such date, (c) the Trading Day following the date of delivery to a carrier , if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

5.2 Governing Law. This Note shall be governed by and construed in accordance with the Purchase Agreement. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3 Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

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5.4 Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

5.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of the Holder in enforcing or exercising its rights under this Note, including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any expert witnesses.

5.6 Binding Effect. The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

5.7 Amendments; Waivers. Except for Section 3.2(e), which may not be amended, modified, or waived by the Company or the Holder except as expressly set forth therein, no provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition, or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

5.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell, or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the form as the legend on the face of this Note.

5.9 Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced as provided in the Purchase Agreement.

5.10 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

5.11 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest, and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

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5.12 Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Alternative Conversion Price” means the Conversion Price as adjusted pursuant to Section 3.3(e).

(c) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Original Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) “Buy-In” has the meaning contained in Section 3.2(c).

(e) “Buy-In Price” has the meaning contained in Section 3.2(c).

(f) “Buy-In Payment Amount” has the meaning contained in Section 3.2(c).

(g) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(h) “COC Repayment Price” has the meaning contained in Section 3.5(c).

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(i) “Common Stock” shall have the meaning as defined in the Purchase Agreement, and for the purposes of this Note, shall also refer to the shares of Conversion Stock unless otherwise apparent from the context.

(j) “Company” has the meaning contained on page 1 of this Note.

(k) “Conversion Amount” has the meaning contained in Section 3.1(a).

(l) “Conversion Date” has the meaning contained in Section 3.1(a).

(m) “Conversion Failure” has the meaning contained in Section 3.2(c).

(n) “Conversion Notice” has the meaning contained in Section 3.1(a).

(o) “Conversion Price” has the meaning contained in Section 3.1(b).

(p) “Convertible Securities” has the meaning contained in Section 3.4.

(q) “Conversion Stock” has the meaning contained in Section 3.2(a). In this Note, the use of Common Stock shall also refer to the shares of Conversion Stock unless otherwise apparent from the context.

(r) “Corporate Event” has the meaning contained in Section 3.5(b).

(s) “Default Interest” has the meaning contained in Section 1.2.

(t) “Default Interest Payment Date” has the meaning contained in Section 1.2.

(u) “Dilutive Issuance” has the meaning contained in Section 3.4.

(v) “DTC” has the meaning contained in Section 3.2(a).

(w) “Event of Default” has the meaning contained in Section 2.1.

(x) “Excess Shares” has the meaning contained in Section 3.2(e).

(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(z) “Exempt Issuance” shall have the meaning contained in the Purchase Agreement.

(aa) “FAST” has the meaning contained in Section 3.2(a).

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(bb) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1- 02 of Regulation S-X) to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Person or group of Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Persons as of the date of this Note calculated as if any shares of Common Stock held by all such Persons were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Persons to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(cc) “Governmental Authority” means the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

(dd) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(ee) “Holder” has the meaning contained on page 1 of this Note.

(ff) “Inability to Fully Convert Notice” has the meaning contained in Section 3.6(b).

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(gg) “Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker, irrespective of whether such obligation or liability is assumed; and (d) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

(hh) “Interest” has the meaning contained in Section 1.2.

(ii) “Liens” has the meaning contained in Section 4.1(c).

(jj) “Maker” has the meaning contained on page 1 of this Note.

(kk) “Mandatory Default Amount” means an amount equal to 120% of the sum of (x) the outstanding Principal of this Note on the date on which the first Event of Default has occurred hereunder and (y) any accrued and unpaid Interest thereon, if any.

(ll) “Mandatory Prepayment” and “Mandatory Prepayment Price” have the meaning contained in Section 3.6(a)(i).

(mm) “Market Price” means the lowest VWAP of the Common Stock on the principal Trading Market for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable date of determination.

(nn) “Maturity Date” has the meaning contained in Section 1.2.

(oo) “Maximum Percentage” has the meaning contained in Section 3.2(e).

(pp) “Note” has the meaning contained on page 1 of this Note.

(qq) “Notice in Response to Inability to Convert” has the meaning contained in Section 3.6(b).

(rr) “Notice of Change of Control” has the meaning contained in Section 3.5(a).

(ss) “Notice of Prepayment at Option of Holder Upon Change of Control” has the meaning contained in Section 3.5(c).

(tt) “Options” has the meaning contained in Section 3.4.

(uu) “Outstanding Balance” has the meaning contained in Section 1.2.

(vv) “Permitted Indebtedness” means the Indebtedness evidenced by the Notes.

(ww) “Permitted Liens” means (i) Liens under the Transaction Documents, (ii) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iv) any Lien created by operation of law, such as materialmen’s Liens, mechanics’ Liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (v) Liens in favor of the Senior Lender securing the Senior Debt, and (vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Note.

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(xx) “Pricing Period” means the 10 Trading Days following the cure of an Event of Default as permitted by this Note.

(yy) “Principal” has the meaning contained on page 1 of this Note.

(zz) “Purchase Agreement” has the meaning contained in Section 1.1.

(aaa) “Purchase Rights” has the meaning contained in Section 3.6(d).

(bbb) “Qualified Financing” means any debt or equity financing of the Company or any subsidiary or Affiliate generating, in a single transaction or a series of related transactions, gross proceeds of not less than three million five hundred thousand dollars ($3,500,000), including, without limitation, any borrowing of money, including bank or financial institution indebtedness, or public or private offering of debt securities, Common Stock, Options, Convertible Securities, but excluding Exempt Issuances.

(ccc) “Reported Outstanding Share Number” has the meaning contained in Section 3.2(e).

(ddd) “Required Minimum” shall have the meaning contained in the Purchase Agreement.

(eee) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(fff) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(ggg) “Share Delivery Date” has the meaning contained in Section 3.2(a).

(hhh) “Standard Settlement Period” has the meaning contained in Section 2.1(e).

(iii) “Subsidiary” shall have the meaning contained in the Purchase Agreement.

(jjj) “Successor Entity” has the meaning contained in Section 3.5(a).

(kkk) “Trading Day” means a day on which the Common Stock are traded on a Trading Market for at least 4.5 hours.

(lll) “Trading Market” has the meaning contained in the Purchase Agreement.

(mmm)“Transaction Documents” has the meaning contained in the Purchase Agreement.

(nnn) “Transfer Agent” has the meaning contained in Section 3.2(a).

(ooo) “Underlying Stock” has the meaning contained in the Purchase Agreement.

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(ppp) “Variable Rate Transactions” has the meaning contained in the Purchase Agreement.

(qqq) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, N.Y. time) to 4:02 p.m. (New York, N.Y. time)), (b) if the Common Stock is traded on the OTCQX® Best Market (the “OTCQX”) or the OTCQB® Venture Market (the “OTCQB”, the volume weighted average sales price of the Common Stock for such date (or the nearest preceding date) on the OTCQX or the OTCQB as applicable, (c) if the Common Stock is not then listed or quoted for trading on the OTCQX or the OTCQB and if prices for the Common Stock is then reported in the “Pink® Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent broker-dealer selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

5.13 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action (as that term is defined in the Purchase Agreement) that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that, if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note and the other Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness hereunder or otherwise or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

COSMO HEALTH INC.

By: /s/ Grigorios Siokas

Name: Grigorios Siokas

Title: CEO

Signature Page to Note

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be Executed by the Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $__________ of the Principal of Note No.___ into shares of Common Stock of IQSTEL, INC. (the “Maker”) according to the terms and conditions set forth in the aforementioned Note, as of the date written below.

Date of Conversion:

Conversion Amount:

Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Conversion Date:

Number of shares of Common Stock to be issued:

[HOLDER]

By: ________________

Name:

Title:

Address:

Exhibit A